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                                                                      Exhibit 23
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              Consent of Independent Certified Public Accountants



The Board of Directors
PathoGenesis Corporation

We consent to incorporation by reference in the registration statement (No. 333-63679) on Form S-8 of PathoGenesis Corporation of our report dated June 19, 2000 relating to the statements of net assets available for benefits of PathoGenesis Corporation 401(k) Profit Sharing Plan as of December 31, 1999 and 1998 and the statement of changes in net assets available for benefits for the year ended December 31, 1999, and the related supplementary schedule as of December 31, 1999, which report appears in the December 31, 1999 annual report on Form 11-K of PathoGenesis Corporation 401(k) Profit Sharing Plan.

KPMG LLP


Seattle, Washington
June 23, 2000

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